Exhibit 5.1

MILLER THOMSON LLP

May 2, 2019

Board of Directors

Tanzanian Gold Corporation

Bay Adelaide Center, East Tower

22 Adelaide Street West, Suite 3400

Toronto, Ontario M5H 4E3

Re:	Tanzanian Gold Corporation

Ladies and Gentlemen:

We have acted as Alberta counsel for Tanzanian Gold Corporation (the “Company”), an Alberta, Canada company. We are furnishing this opinion in connection with the offering by the Company of common shares of the Company for up to US$3,000,000 (the “Common Shares”) pursuant to a registration statement on Form F-3, Registration No.: 333-226949 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and the Prospectus Supplement dated May 2, 2019 (together with the Base Prospectus being the “Prospectus”).

The Common Shares are to be sold in the United States through R.F. Lafferty & Co., Inc. as the sales agent (the “Sales Agent”) from time to time by the Company pursuant to the Registration Statement, Prospectus and that certain Sales Agreement dated as of May 2, 2019 by and between the Sales Agent and the Company (the “Sales Agreement”).

In connection with this opinion, we have examined the resolutions of the Board of Directors of the Company in respect of the Prospectus, Registration Statement, Sales Agreement and issuance of the Common Shares for up to US$3,000,000 pursuant thereto (the “Resolutions”) and the Sales Agreement, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of Alberta. Our opinions below are expressed only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed with respect to the laws of the Province of Alberta in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account, or inform the addressee or any other person, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

In conducting all examinations we have assumed: (i) the genuineness of all signatures and the authority and legal capacity of all persons signing documents examined by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial, facsimile, true or photostatic copies of original documents and the veracity and completeness of the information contained therein; (iv) the identity, authority and capacity of all individuals acting or purporting to act as public officials; and (v) the accuracy and completeness of the records maintained by all public offices or agencies where we have searched or enquired or caused searches or enquiries to be conducted.

We have also assumed that:

(a)	at or prior to the time of the delivery of the Common Shares, the Registration Statement has become effective under the Securities Act of 1933, as amended, and such effectiveness will not have been terminated or rescinded;

(b)	the Common Shares will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement and Prospectus;

(c)	the Company will have received the agreed upon consideration for the issuance of the Common Shares and such Common Shares will have been delivered by or on behalf of the Company against payment therefor;

(d)	all documents submitted to us have been executed in the form reviewed by us, and have not been amended or modified, since the dates on which they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto, or otherwise;

(e)	all acknowledgements, representations, warranties and certificates dated on or prior to the date hereof upon which we have relied continue to be accurate in all respects as of the time of delivery of this opinion;

(f)	no order, ruling or decision of any court, tribunal, securities commission or other regulatory or administrative body is or has been in effect at any material time that: (a) restricts any trades or distributions in securities of the Company; (b) affects any person or company (including the Company) that engages in such trade or distribution; or (c) restricts the ability of the Company to execute, deliver or perform any obligations to issue the Common Shares;

(g)	all cheques, bank drafts and other methods of payment relied upon to effect payment of the consideration for the Common Shares will be honoured upon presentation or will otherwise result in the receipt by the Company of the funds represented by such cheques, bank drafts or other methods of payment;

(h)	where our opinion refers to any of the Common Shares as being “fully paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received; and

(i)	We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

Other than our review of the Resolutions and the Sales Agreement, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference of our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company in respect of the issuance of the Common Shares.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, each Common Share, when issued, sold and delivered in the manner and for the consideration set forth and in accordance to the Resolutions, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and Prospectus contained therein and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Form 6-K which is incorporated by reference to the Registration Statement and to the reference to our firm in the prospectus which is a part of the Registration Statement under the heading “Legal Matters.” We do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Miller Thomson LLP
Miller Thomson LLP